Contact: Stewart E. McClure, Jr., President and Chief Executive Officer (908) 630-5000

                     SOMERSET HILLS BANCORP EXPANDS BOARD OF
               DIRECTORS TO INCLUDE KEY EXECUTIVE IN NJ BUSINESS
                                    COMMUNITY


BERNARDSVILLE, NEW JERSEY, OCTOBER 27, 2003... (NASDAQ, Small Cap Market: SOMH) Stewart E. McClure, Jr., President and Chief Executive Officer, today announced that Thomas J. Marino has joined the Board of Directors of Somerset Hills Bancorp and Somerset Hills Bank. Mr. Marino is a CPA and the Managing Partner of J.H. Cohn LLP, one of the fifteen largest accounting and consulting firms in the United States specializing in middle market businesses. He has authored and published numerous articles on technical topics, and is a frequent speaker on accounting and auditing issues affecting specific industry groups, including real estate, publicly traded companies, and not-for-profit organizations.

     "We are very excited that Tom Marino is joining our Board of Directors here at Somerset Hills Bank," said McClure. "He is a key figure in the New Jersey business community and his wealth of experience and contacts in our marketplace will serve us well as our institution continues to grow."

     Somerset Hills Bancorp is a bank holding company formed in January 2001 to own all of the common stock of Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Mendham and Morristown, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers living and working in Somerset and Morris counties. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC., a wholly owned subsidiary licensed to provide financial services including financial planning, insurance (life, health and property and casualty), mutual funds and annuities for individuals and commercial accounts. The common stock of the Company is traded on NASDAQ under the symbol SOMH and the Company's warrants to purchase common stock are traded on NASDAQ under the symbol SOMHW.